FAX (303) 623-4258
R	RYDER SCOTT COMPANY
S	PETROLEUM CONSULTANTS

621 SEVENTEENTH STREET	SUITE 15S0	DENVER, COLORADO 80293	TElEPHONE (303) 623-9147

Exhibit No. 23.1

CONSENT OF SNDEPENDENT PETROLEUM ENGINEERS

As independent petroleum and natural gas consultants, we hereby consent to the reference of our name in the Report on Form 10 for the years ending December 31, 2007 and December 31, 2006 of PDC 2005A (the "Partnership"). We have no interest of a substantial or material nature in the Partnership, or in any affiliate. We have not been employed on a contingent basis, and we are not connected with the Partnership, or any affiliate as a promoter, underwriter, voting trustee, director, officer, employee or affiliate.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L P

Denver, Colorado
November 14, 2008

1100 LOUISIANA. SUITE 3800	HOUSTON, TEXAS 77002-5218	TEL (713) 651-9191	FAX(713) 651-0849
1100, 530-8TH STREET, S.W	CALGARY, ALBERTA T2P 2W2	TEL (403) 262-2799	FAX (403) 262-2790